Exhibit (p)(3)

Appendix A: Code of Ethics

1.	Introduction

BGAM, an investment adviser registered with the Securities & Exchange Commission ( SEC), is committed to adhering to the highest standards of business conduct; compliance with the law and regulatory requirements; and best practice. To that end, the firm has adopted this Code of Ethics pursuant to Rule 204-A1 under the Advisers Act (the Code of Ethics Rule).

This Code is effective as 31 October 2011 and supersedes any prior versions of the Code.

2.	Applicability of Code of Ethics

The Code is applicable to any of BGAM s supervised person. For the purposes of the Code this includes:

(a)	Those who have access to non-public information regarding clients purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund

(b)	Those who have been involved in making securities recommendations to clients, or who have access to such recommendations that are non-public

(c)	Those in a research function

(d)	All partners, and officers are assumed to be access persons

The Chief Compliance Officer (‘CCO’) shall annually distribute a copy of the Code of Ethics to all employees, and promptly deliver any amendments.

3.	Standards of Business Conduct

As an investment adviser, and being placed in a relationship of trust and confidence, BGAM has a fiduciary duty to its clients. Accordingly, BGAM has incorporated the following into the Code:

(a)	At all times, supervised persons must not put their interests before the interests of BGAM s clients.

(b)	Supervised persons must ensure that their fiduciary duties do not conflict, unless there is consent of the principal.

(c)	Supervised persons must not take undue advantage of their positions at BGAM

(d)	Supervised persons must observe the highest standards of business conduct, law, rules and regulations.

(e)	All personal securities transactions must be conducted in a manner consistent with the Code.

(f)	Supervised persons must report any violations of this Code to the CCO.

4.	Restrictions on Personal Investing Activities

4.1	The section applies to dealings on personal accounts of supervised persons, including accounts maintained by or for:

(a)	A persons spouse and minor children;

(b)	Any immediate family who live in the supervised persons household;

(c)	Any dependants, meaning persons to whom the supervised person provides primary financial support; and

(d)	Any trust or .other arrangement which a supervised person is beneficiary or remainderman.

4.2	A supervised person must obtain prior written approval of the CCO before engaging in: (i) private securities, (ii) initial public offerings in his or her personal account or (iii) any restricted securities. A list of restricted securities is maintained by BGAM s CCO.

4.3	A supervised person must not trade where they have obtained material, non-public information as part of a research function. All supervised persons should inform the CCO if they are aware of a security for which they receive material, non-public information, so that it may be included on the list of restricted securities.

4.4	Supervised persons must notify the CCO if they hold a restricted security in their personal account, whether acquired prior to it constituting a restricted security or while it constituted a restricted security. If such a holding is held it should not be liquidated without approval of the CCO.

4.5	The CCO may approve the transaction if he concludes that the transaction complies with the provisions of this Code, and would not have an adverse economic impact on clients. Any such approval will remain effective for 24 hours or such other period as specified by the CCO.

5.	Reporting Requirements

5.1	Initial Holdings Report (Rule 204A-1)

The Code requires supervised persons to submit to the CCO ,within 10 days of becoming a supervised person, current securities holdings, as well as each reportable security in which the supervised person has direct or indirect ownership.

5.2	Annual Holdings Reports

The Code requires each supervised person, at least once each 12-month period, to submit a report with the same information contained in the Initial Holdings Report. At BGAM these reports are to be submitted by end of February, and contain information as of end of December

5.3	Transaction Reports

The Code requires each supervised persons to submit securities transactions reports to the CCO no later than 30 days after the end of each calendar quarter.

6.	Exceptions from Reporting Requirements

A supervised person need not submit:

(a)	Reports with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(b)	Transactions reports with respect to transactions effected pursuant to an automatic investment plan;

(c)	Transaction reports where the report duplicates information contained in broker trade confirmations or account statements that are held in BGAM s records so long as the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

7.	Oversight of Code of Ethics

7.1	Written Acknowledgement: All supervised persons are required to annually sign and acknowledge their familiarity with the Code of Ethics. In addition, any situation involving a violation of the Code of Ethics should be reported promptly to the CCO.

7.2	Review of Transactions: The CCO will review each supervised person s transactions on personal account, and reports which have been submitted by supervised persons. This data will periodically be compared to transactions on the client s account.

7.3	Disciplinary Action: Employees found in breach of this Code of Ethics will face disciplinary action, which may include, amongst others things: disgorgement of profits, suspension or termination of employment with the Adviser, or reporting the activities at issue to the Securities and Exchange Commission or other state or federal advisers.